Exhibit 10.20

Blue Acquisition Group, Inc.

c/o Kohlberg Kravis Roberts & Co. L.P.

9 W. 57th St., Suite 4200

New York, New York 10019

February 11, 2011

Timothy A. Cole

c/o Del Monte Foods Company

P.O. Box 193575

San Francisco, CA 94119-3575

Dear Timothy:

This letter (the “Letter Agreement”) is to confirm our understanding regarding certain rights we have agreed to provide you in connection with the consummation of the transactions contemplated under the certain Agreement and Plan of Merger, dated as of November 24, 2010, among Blue Acquisition Group, Inc. (“Parent”), Blue Merger Sub Inc. and Del Monte Foods Company (the “Company”) (as it may be amended or modified, the “Merger Agreement”). For purposes of this Letter Agreement, reference is made herein to that certain Management Stockholder’s Agreement among Parent, Blue Holdings, I, L.P. and you, dated as of February 16, 2011 (the “MSA”), and all capitalized terms used but not otherwise defined in this Letter Agreement shall have the meaning ascribed to them in the MSA.

This Letter Agreement is to confirm that effective as of the Closing (as such term is defined in the Merger Agreement), Parent agrees that if, at any time after the end of the Company’s 2013 fiscal year, you resign employment, upon at least 180 days prior written notice to the Company of your intent to so resign (your “Resignation Notice”), under circumstances that constitute a Qualified Retirement (as defined below), then the following provisions shall apply:

(i) for purposes of any Stock Option Agreement, such Qualified Retirement shall be treated as if a termination of your employment without Cause by the Company and its subsidiaries had occurred; and

(ii) in lieu of Section 5(d) of the MSA, generally, Parent shall not exercise any right to repurchase all or a portion of the shares of Stock acquired upon exercise of Rollover Options (“Rollover Option Stock”), Rollover Options or vested New Options then held by you on or after such Qualified Retirement; provided, however, that should you at any time thereafter engage in conduct that that would, if you were still employed with Parent or any of its subsidiaries, constitute a violation of Section 22(a) of the MSA, Parent may elect to purchase all or any portion of the shares of such Stock, Rollover Options or vested New Options then held by you as if a Section 5(b) Call Event had occurred on the date Parent first becomes aware that you are engaging in such prohibited conduct, pursuant to Section 5(b) of the MSA, and all applicable provisions of Section 5(f), (g) and (j) of the MSA shall apply.

Additionally, if you are terminated without Cause by the Company and its subsidiaries or you resign for Good Reason prior to the end of the Company’s 2013 fiscal year, then the following provisions shall apply in lieu of Section 5(d) of the MSA:

(i) Rollover Option Stock and Rollover Options will be subject to the same provisions as would apply on and following a Qualified Retirement as provided for above; and

(ii) Parent may elect to purchase all or any portion of vested New Options (and Stock acquired upon your exercise of any vested New Options) then held by you as if a Section 5(b) Call Event had occurred on the date of such termination of employment, pursuant to Section 5(b) of the MSA, and all applicable provisions of Section 5(f), (g) and (j) of the MSA shall apply.

For the avoidance of doubt, Section 5(i) of the MSA shall also apply to all of the foregoing provisions.

This Letter Agreement is also to confirm that as of the Closing, Parent will cause the Company and Del Monte Corporation (“DMC”) to continue to maintain the Del Monte Corporation Supplemental Executive Retirement Plan (Fourth Restatement), as amended and restated effective January 1, 2009 (the “SERP”) until at least December 31, 2012; provided, however, that nothing in this Letter Agreement will prohibit Parent or DMC from amending the SERP to freeze the amount of your “Gross Benefit” (as such term is defined in the SERP) as earned through the end of Parent’s 2012 fiscal year. However, if the SERP is terminated, or if your employment is terminated by Parent or any of its subsidiaries without Cause (as defined in the SERP) or if you resign for Good Reason (as defined in the MSA), in any such case prior to December 31, 2012, Parent will cause DMC to vest you in your accrued benefit under the SERP at the time of any such termination.

For purposes of this Letter Agreement, a “Qualified Retirement” shall mean the termination of your employment with Parent and all of its subsidiaries at or after attainment of age fifty-five (55).

We and you acknowledge that nothing in this Letter Agreement creates an exclusive arrangement between us and no binding agreement shall become effective until the Closing. This Letter Agreement shall be null and void and of no further effect in the event the Merger Agreement is terminated or the Closing does not occur. This Letter Agreement shall be governed by and construed in accordance with the laws of New York without regard to principles of conflicts of law.

Please sign this Letter Agreement confirming your agreement to the above.

Very truly yours,

Blue Acquisition Group, Inc.

By:	/s/ Simon Brown
Name:	Simon Brown
Title:	President & Chief Executive Officer

Agreed to and accepted this 14th day of February, 2011.

/s/ Timothy A. Cole
Timothy A. Cole

Signature Page